Exhibit 99.1

CONTACT: BioMed Realty Trust, Inc. Rick Howe Senior Director, Corporate Communications (858) 207-5859	CONTACT: Omeros Corporation Jennifer Cook Williams Cook Williams Communications, Inc. (360) 668-3701

BIOMED REALTY AND OMEROS SIGN NEW 64,500 SQUARE FOOT LEASE IN SEATTLE

SAN DIEGO, Calif. – February 1, 2012 – BioMed Realty Trust, Inc. (NYSE: BMR) announced today the signing of a new 15-year lease with Omeros Corporation (NASDAQ: OMER) for BioMed’s Waterfront Research Center property located in Seattle, Washington. A clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products focused on inflammation, coagulopathies and disorders of the central nervous system, Omeros will relocate and consolidate their corporate headquarters and primary research facilities into approximately 64,500 square feet of laboratory and office space at the recently redeveloped five-story life science building located at 201 Elliott Avenue West, in the heart of Seattle’s scientific community. The property, which has been renamed “The Omeros Building,” is in close proximity to Amgen’s campus, the Fred Hutchinson Cancer Research Center and the new home of the Bill and Melinda Gates Foundation. Omeros expects to move into The Omeros Building in the fall of this year.

“This is an ideal location for us to consolidate our corporate headquarters and research facilities,” said Gregory A. Demopulos, M.D., Chairman and Chief Executive Officer of Omeros. “We are pleased with BioMed’s willingness to provide us with a lease that will help us address our current and future facility needs while reducing our overhead costs for the next several years. With their specialized experience in our industry, we look forward to building a strong relationship with BioMed and appreciate their long-term commitment to Omeros.”

Alan D. Gold, Chairman and Chief Executive Officer of BioMed, added, “We are very excited to introduce Omeros as the anchor tenant at The Omeros Building. This building will provide Omeros with new corporate offices and state-of-the-art laboratories that will be important assets in the continuing advancement of Omeros’ pipeline. We are very impressed with Omeros’ programs and prospects, and we look forward to working as a partner to help Omeros achieve their long-term goals.”

Additional details about the lease terms are available in the Form 8-K filed today by Omeros with the U.S. Securities and Exchange Commission.

About Omeros Corporation

Omeros is a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products targeting inflammation, coagulopathies and disorders of the central nervous system. The Company’s most clinically advanced product candidates are derived from its proprietary PharmacoSurgery(TM) platform designed to improve clinical outcomes of patients undergoing a wide range of surgical and medical procedures. Omeros has four ongoing clinical development programs. Omeros may also have the near-term capability, through its G-protein-coupled receptors (“GPCR”) program, to add a large number of new drug targets and their corresponding compounds to the market. Behind its clinical candidates and GPCR platform, Omeros is building a diverse pipeline of protein and small-molecule preclinical programs targeting inflammation, coagulopathies and central nervous system disorders.

About BioMed Realty Trust

BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry®. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed owns or has interests in properties comprising approximately 12.4 million rentable square feet. The company’s properties are located predominantly in the major U.S. life science markets of Boston, San Francisco, Maryland, San Diego, New York/New Jersey, Pennsylvania and Seattle, which have well-established reputations as centers for scientific research. Additional information is available at www.biomedrealty.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions and developments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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